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                                  [LETTERHEAD]




               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the reference to our firm under the captions "Financial Statements", "Financial Highlights" and "Independent Public Accountants" in Post-Effective Amendment No. 13 under the Investment Company Act of 1940 to the Registration Statement (Form N-1A, No. 33-50208 & 811-7062) and related Prospectus and Statement of Additional Information of Pacific Global Fund, Inc. dba Pacific Advisors Funds Inc. and to the incorporation by reference therein of our report dated January 28, 2000, with respect to the financial statements and financial highlights included in its Annual Report for the year ended December 31, 1999, filed with the Securities and Exchange Commission.


                                          /s/ Ernst & Young LLP

Los Angelos, California
April 24, 2000